Writer Work-For-Hire Agreement

This Agreement is entered into as of this 20th day of October 2019 by and between The Chosen, LLC ("Production Company") and Tyler Thompson ("Writer").

1. ENGAGEMENT. Production Company hereby engages Writer to, jointly with Ryan Swanson ("Swanson") and Dallas Jenkins ("Jenkins"), write as a "work-made-for-hire" the following material ("Assigned Material") in connection with season two ("Season Two") of that certain internet series currently entitled "The Chosen" (the "Series"):

a) An outline ("Outline") and treatment ("Treatment") for eight (8) episodes ("Episodes") as the complete season order for Season Two; and

b) Upon notification from Production Company to proceed, Writer shall prepare a teleplay ("Teleplay") for each of the eight Season Two Episodes consisting of (i) a first draft ("First Draft") and (ii) one set of revisions to the First Draft ("Revision").

All material including the Assigned Material written by Writer pursuant to this Agreement shall be collectively referred to herein as the "Literary Material".

2. TERM. Writer's services for the Outline and Treatment shall commence on November 6, 2019. The term of Writer's services for the Teleplay of the first Episode shall commence on a date mutually agreed between Production Company and Writer. Writer will deliver the Assigned Material for each Episode on a schedule to be mutually agreed between Production Company and Writer and Jenkins and Swanson. Jenkins and Swanson are hereafter collectively referred to as "Co-Writers".

3. CONSIDERATION. As full and complete consideration for all services rendered by Writer, and for all rights granted by the Writer to Production Company, and provided the Writer is not in material breach or default hereunder and have kept and performed all of Writer's material obligations and agreements hereunder:

3.1 With respect to the Outline and Treatment, a fee of $3,333, payable one half upon commencement of services or November 6, 2019 (whichever is first) and one half upon delivery of the Outline and Treatment.

3.2 With respect to each Teleplay for each Episode, Production Company agrees to pay Writer a fee of $12,500 (the "Episodic Fee") which shall be paid upon commencement of the First Draft for each Teleplay of each Episode.

3.3 With respect to each Episode produced based upon the Literary Material prepared by Writer, Production Company agrees to pay Writer, and Writer agrees to accept the sum of $1,000.00 as a "production bonus," payable upon start of principal photography for such Episode(s).

3.4 Production Company warrants and represents that each Co-Writer will receive the same fees as paid to Writer under this section 3 for each of the Episodes co-written with Writer.

4. NO GUILD OR UNION. Writer warrants and represents that Writer is not a member of the Writers Guild of America ("WGA") and it is hereby expressly acknowledged that Production Company does not require Writer to become a member of any guild or organization governing any services hereunder. It is hereby acknowledged that this Agreement will not be bound by or governed by the terms and conditions of the WGA Minimum Basic Agreement.

5. CREDIT. On condition that Writer shall fully and completely keep and perform all of their material obligations and agreements hereunder, with respect to each Episode produced, Writer shall be entitled to receive "Written By" on screen, in the main titles on a separate card shared only with the Co-Writers and any other writer that may be engaged by Production Company to work on the teleplay, if any. The term "main titles" shall mean the credits of the episode where the director also receives a "directed by" credit whether such credits appear at the beginning or the end of the Episodes. No casual or inadvertent failure to comply with the provisions of this paragraph nor any failure by third parties to comply with their agreements with Production Company shall constitute a breach hereof by Production Company, provided that reasonable commercial efforts under the circumstances are made to prospectively cure such breach after notice thereof is given to Production Company.

6. GRANT OF RIGHTS.

A. Production Company shall be entitled to and shall solely and exclusively own, in addition to Writer's services hereunder, all results and proceeds thereof (including but not limited to all rights, throughout the universe, in perpetuity, of copyright, trademark, patent, production, manufacture, recordation, reproduction, transcription, performance, broadcast and exhibition of any art or method now known or hereafter devised, including radio broadcasting, theatrical and nontheatrical exhibition, and exhibition by the medium of television or otherwise), whether such results and proceeds consist of literary, dramatic, musical, motion picture, mechanical or any other forms of works, themes, ideas, compositions, creations or production, together with the rights generally known in the field of literary and musical endeavor as the "moral rights of authors" in and/or to any musical and/or literary proceeds of the Writer's services, including but not limited to the right to add to, subtract from, arrange, revise, adapt, rearrange, make variations of the property, and to translate the same into any and all languages, change the sequence, change the characters and the descriptions thereof contained in the property, change the title of the same, record and photocopy the same with or without sound (including spoken words, dialogue and music synchronously recorded), use this title or any of its components in connection with works or motion pictures wholly or partially independent of said property, and to use all or any part of the property in new versions, adaptations and sequels in any and all languages, and to obtain copyright therein throughout the universe, and Writer does hereby assign and transfer to Production Company all the foregoing without reservation, condition, or limitation, and no right of any kind, nature, or description is reserved by Writer. All such material, services, and the results and proceeds thereof have been and/or will be solely created by Writer as a "work made for hire" specially ordered or commissioned by Production

Company for use as part of an audio/visual work within the meaning of the U.S. Copyright Law, with Production Company being deemed the sole author and, at all stages of completion, the sole and exclusive owner, of the such work and of all rights of every kind or nature, whether now known or hereafter devised (including but not limited to, all copyrights and all extensions and renewals of copyrights) in and to such work in perpetuity and in all languages.

B. If under any applicable law the fact that the proceeds of Writer's services are a "work made for hire" is not effective to place authorship and ownership of the such proceeds and the Episodes and all rights therein in Production Company or in the event that it is determined that the Writer's work does not constitute a "work made for hire" for Production Company within the meaning of the copyright laws of the United States, then to the fullest extent allowable and for the full term of protection otherwise accorded to Writer under such applicable law, Writer hereby grants to Production Company, exclusively and perpetually throughout the universe, all rights of every kind, nature and description, whether or not such rights are now known or recognized, in and to such work. Furthermore, Writer hereby irrevocably assigns, licenses, and grants to Production Company, exclusively, throughout the universe, and in perpetuity, the rights, if any, of Writer to a authorize, prohibit, and/or control the renting, lending, fixation, reproduction and/or other exploitation of any motion picture produced based upon the Episodes or Series (or any rights therein) by any media and means now known or hereafter devised as may be conferred upon Writer under applicable laws, regulations, or directives including, without limitation, any so-called "Rental Lending Rights" pursuant to any European Economic Community ("EEC") and/or enabling or implementing legislation, laws, or regulations enacted by the member nations of the EEC. Writer agrees to execute such assignments, or other instruments consistent herewith, as Production Company may from time to time reasonably deem necessary or desirable to evidence, establish, maintain, protect, enforce or defend Production Company's right or title in or to all material mentioned in this Agreement. Writer hereby appoints Production Company the true and lawful attorney-in-fact, coupled with an interest, of Writer irrevocably to execute, verify, acknowledge and deliver any and all such instruments or documents which Writer shall unreasonably fail or refuse to execute, verify, acknowledge and deliver any and all such instruments or documents which Writer shall fail or refuse to execute, verify, acknowledge or deliver within five (5) business days after request has been made therefor. In the event that any such documents are executed by Production Company as attorney-in-fact, Production Company agrees to forward a copy of such document to Writer within a reasonable amount of time thereafter.

C. Wherever in this Agreement the terms "episode" or "TV series" or terms of similar tenor are used, such terms shall be conclusively deemed and construed to include the present and future developments of the motion picture, television, video tape, videodisc, computer, electronics and telephone industries, including talking motion pictures, videotape, television productions, any and all kinds of electronic and other interactive uses of the Episodes and the components thereof, including, but not limited to, CD-ROM, CD-I, interactive multi-media devices, computer discs, and any new variations thereon, and all forms of motion pictures, television, laserdisc, video tape, CD-ROM, CD-I, interactive multimedia devices and similar uses, whether now known or unknown and their accompanying devices which reproduce words, music and/or other sounds in synchronization with, accompaniment of, or supplementary to photography.

D. Nothing herein contained shall be construed to obligate Production Company to produce, distribute, release, perform or exhibit any motion picture, television, theatrical or other production based upon, adapted from or suggested by the Literary Material, in whole or part, or otherwise to exercise, exploit or make any use of the rights, licenses, or privileges herein granted to Production Company.

7. All material of whatever kind written, prepared, composed and/or submitted by Writer hereunder for or to Production Company shall be wholly original with Writer and shall not be copied in whole or in part from any other work and shall not, to the best of Writer's knowledge, infringe upon or violate the right of privacy of, or constitute a libel against, or violate any copyright, common law right, or any other right of any person, firm or corporation. The foregoing warranties shall not apply to any material taken directly by Writer from any material assigned by Production Company to Writer(s), including without limitation the Source Material or any material written solely by either of the Co-Writers. Writer agrees to indemnify and hold Production Company harmless from and against any loss, liability, judgment, cost or expense of any kind and character suffered or incurred by Production Company by reason of any breach by Writer of any of the foregoing warranties.

8. Remedies.

A. In the event of a failure or omission by Production Company constituting a breach of its obligations hereunder, the damage, if any, caused Writer by such breach is not irreparable or sufficient to entitle Writer to injunctive or other equitable relief. Consequently, Writer's sole rights and remedies hereunder shall be limited to the right, if any, to obtain damages at law and Writer shall not have the right in such event to enjoin or restrain the distribution or exhibition of any production based on the Literary Material, nor to rescind this Agreement, in whole or in part.

B. In the event of a breach of this Agreement by Production Company of the credit provisions of this Agreement, the parties agree that it would be impractical or extremely difficult to fix the exact amount of damages to Writer in such event and that a reasonable estimate shall be an amount equal to $1,000; and such amount shall constitute liquidated damages in such event.

9. Writer expressly agrees that Production Company may transfer and assign this Agreement or all or any part of Production Company's rights hereunder together with all obligations hereunder. Writer may not, under any circumstances, assign or transfer Writer's obligations under this Agreement.

10. APPLICABLE LAW AND SEVERABILITY. Nothing contained herein shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision contained herein and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail but the provision of this document which is affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law. The parties agree that this

Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and performed within the State of Illinois, that the State of Illinois has personal and subject matter jurisdiction over each of the parties and any disputes in any way pertaining to this Agreement.

11. RESOLUTION OF DISPUTES BY ARBITRATION. Any controversy or claim arising out of, or relating to, this Agreement, the breach thereof, or the coverage of this arbitration provision, shall be settled by arbitration pursuant to the provisions of the Utah Code of Civil Procedure; provided, that any arbitrator(s) selected shall have experience in or knowledge of the business(es) in which Company is engaged. BY AGREEING TO ARBITRATE ALL PARTIES ARE WAIVING THEIR RIGHT TO A JURY TRIAL. Any such arbitration shall be conducted in Chicago, Illinois. The arbitration of such issues, including the determination of the amount of any damages suffered by any party hereof by reason of the acts or omissions of another, shall be to the exclusion of any resolution of such issues in a court of law. The decision of the arbitrators or a majority of them shall be final and binding on all parties and their respective heirs, executors, administrators, successors and assigns. Any action to secure a judicial confirmation of the arbitration award may be brought in any state or federal court of competent jurisdiction. If the parties or the arbitrators appointed by them are unable to agree upon the selection of a neutral arbitrator then either pay may, at its election, require that the arbitration be conducted under the auspices and rules of the American Arbitration Association ("AAA") and that the neutral arbitrator shall be selected by the AAA. Arbitration hereunder shall not, in any event, (i) prevent any party from seeking and obtaining equitable relief, including, but without limitation, prohibitory or mandatory injunctions, specific performance or extraordinary writs, in any court of law or equity having jurisdiction, nor (iii) prevent any party from joining any other party as defendant in any action brought by or against a third party, nor (iii) prevent any party from filing a legal action hereunder to effectuate any attachment or garnishment, provided that such party stipulates in such action, at any other party's request, to arbitration on the merits of said case, nor (iv) prevent a party from filing a legal action to compel arbitration under the arbitration provisions hereof.

12. ENTIRE AGREEMENT. This Agreement, together with any related documents referred to in this Agreement, constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement, and any and all prior agreements, understandings or representations are hereby terminated and canceled in their entirety and are of no further force or effect. No representation, promise, inducement or statement of intention has been made by any of the parties hereto not embodied in this Agreement or in the documents referred to herein, and no party shall be bound by or liable for any alleged representation, promise, inducement or statements of intention not set forth or referred to herein.

[signature page follows]

In Witness Whereof, the parties have executed this Agreement as of the date first set forth above.

"Writer"

Tyler Thompson

SS# 330-84-4686

"Production Company"

THE CHOSEN, LLC

By:________________________

EXHIBIT "A"

CERTIFICATE OF AUTHORSHIP

I hereby certify that I have written and/or am writing and/or will write (including collaboration in the writing of) all literary material to be written by me as "work-made-for-hire" in the performance of my services with respect to the an outline, treatment and eight (8) episodes (currently untitled) for season two of that certain digital series entitled, "The Chosen" (the "Episodes") in the regular course of my employment as the employee of The Chosen, LLC, ("Company") and that Company is the author and owner of such "work-made-for-hire" and of all other material heretofore and/or hereafter written by me and that Company is entitled to the copyright therein and thereto, with the right to make such changes therein and such uses thereof as Company may in its sole discretion determine as such author and owner.

I hereby warrant and represent that all such material is wholly original with me or in the public domain throughout the world; to the best of my knowledge does not defame, infringe upon or violate the right of privacy or any other right or copyright of any person or entity, and is not the subject of any litigation or claim that might give rise to litigation; and I hereby agree to indemnify Company its parents, subsidiaries, affiliates, successors, licensees, and assigns and to hold each of them harmless against any and all damages, costs and expenses, including reasonable attorneys' fees, arising out of any proven breach of any of the warranties set forth herein. The foregoing warranties shall not apply to any material taken directly from any material assigned by Company to me.

Company agrees to indemnify, defend and hold me harmless from and against any loss, liability, judgment, cost or expense of any kind and character by reason of any breach by Company of any of its warranties contained in the Agreement relating to said literary property and/or arising out of the development, financing, production, dissemination and/or exploitation of the Episodes or any element thereof.

I shall undertake to execute any document or perform any other act or deed which Company might reasonably require of me to further evidence or effectuate Company 's rights hereunder Company subject to the terms and conditions of the Agreement between the parties dated as of October 20, 2019 may assign or license any of its rights in such material, and any such assignment or license shall inure to the benefit of such assignee or license and shall be binding upon me.

IN WITNESS WHEREOF, I have hereto set my hand as of this 1st day of November, 2019.

Tyler Thompson

Tyler Thompson